Exhibit 10.40

January 25, 2008

VICORP Restaurants, Inc.

400 West 48TH Avenue

Denver, Colorado 80216

Attention:  Mr. Kenneth Keymer

Dear Ken:

This letter confirms the agreement (the “Agreement”) between VICORP Restaurants, Inc. (together with its subsidiaries, the “Company” or “you”) and Piper Jaffray & Co. (“Piper Jaffray” or “we” or “us”) to engage us as your exclusive financial advisor as described below.

As used in this Agreement, the term “Restructuring Transaction” shall mean the consummation of any (i) restructuring, modification, reduction, reorganization (whether or not pursuant to Chapter 11 of the United States Bankruptcy Code), refinancing and/or recapitalization of the Company with respect to any of its existing and potential debt obligations by means of, without limitation, a solicitation of waivers and consents (in the context of a broader restructuring plan); (ii) rescheduling of debt maturities; (iii) changes in interest rates; (iv) settlement or forgiveness of debt; (v) conversion of debt, other liabilities and/or other securities into equity; (vi) exchange offer involving new securities; (vii) the issuance of new debt securities; (viii) the raising of new debt; or other similar transaction or series of transactions.

Notwithstanding anything contained in this Agreement to the contrary: (a) Piper Jaffray makes no representations or warranties about the Company’s ability to (i) successfully improve its operations, (ii) maintain sufficient liquidity to operate its business or (iii) successfully complete a Restructuring Transaction, and (b) Piper Jaffray makes no representation, warranty or commitment to underwrite, place or purchase any securities or provide any form of financing to the Company.

SERVICES

The Company hereby retains Piper Jaffray as the financial advisor to the Company in connection with the Restructuring Transaction.  We agree to provide the following services during the term of our engagement:

•                  Meet with the Company’s management and familiarize itself with the business, operations, properties, financial condition and prospects of the Company;

•                  Assist the Company in analyzing and reviewing the acts, conduct, assets, liabilities and financial condition of the Company;

•                  Evaluate the Company’s potential debt capacity in light of its existing cash flows;

•                  Advise the Company with respect to the Restructuring Transaction options (including timing, structure and pricing), including analyzing, negotiating and effecting (i) an out-of-court restructuring of the Company’s Senior Notes (defined herein), (ii) a plan of reorganization or recapitalization for the Company, and/or (iii) to the extent necessary, performing valuation analyses on the Company and its assets;

•                  With the prior approval of the Company, solicit, coordinate and evaluate proposals regarding a Restructuring Transaction;

•                  Provide the Company’s Board of Directors and senior management with regard to the comparative implications of different strategic alternatives available to the Company, including, without limitation, valuation metrics related to any alternative transactions (if any) and for comparable public companies and comparable publicly reported transactions;

•                  Provide testimony, as necessary, with respect to matters on which we have been engaged to advise you in any proceeding before the Bankruptcy Court, if applicable; and

•                  Any other tasks as mutually agreed upon by Piper Jaffray and the Company.

This engagement will be run on a day to day basis by Joe Radecki, who shall lead this engagement throughout the term of this agreement for so long as he is an officer of Piper Jaffray; provided, however, that Piper Jaffray reserves the right to augment or substitute other qualified senior officers reasonably acceptable to the Company to the extent that business exigencies may require.

Piper Jaffray agrees that it shall not initiate any discussions with or otherwise contact any party regarding a Restructuring Transaction, or solicit any proposals or indications of interest with respect to a Restructuring Transaction, without the prior approval of the Company.

In rendering our services to you hereunder, Piper Jaffray is not assuming any responsibility for the Company’s underlying business decision to pursue or not to pursue any business strategy or to effect or not to effect any Restructuring Transaction.  You agree that Piper Jaffray shall not have the responsibility to provide “crisis management” services for the Company.

FEES AND EXPENSES

In full payment for services rendered and to be rendered hereunder by Piper Jaffray, you agree to pay us the following fees:

(a)                                  A fee of $50,000.00 per month for the first two months of this engagement and $100,000 per month thereafter, payable monthly in advance in cash (the “Monthly Fee”) up to the effective date of termination of this Agreement; provided, however, that 50% of the monthly fees owing after Piper Jaffray has earned $400,000 in monthly fees (i.e.  after the fifth month of this engagement) shall be credited against any Restructuring Transaction Fee (defined herein) otherwise due; and

(b)                                 If, during this engagement, a Restructuring Transaction is consummated, we shall be paid a cash fee (the “Restructuring Transaction Fee”) of:

(i)                                             for a Restructuring Transaction that consists primarily of modifications to the Company’s 10.5% Senior Notes due 2011 (the “Senior Notes”) including, but not limited to the modification and/or deletion of covenants, interest payments, maturity dates or similar provisions, $632,500.

(ii)                                          for a Restructuring Transaction that consists primarily of modifications to the Company’s Revolving Credit Facility and Term Loans (the “Credit Facilities”) including, but not limited to the modification and/or deletion of covenants, interest payments, maturity dates or similar provisions, in which Piper Jaffray is requested to provide and actually provides substantial advisory services and leads or co-leads the negotiations with the lenders, such modifications with the providers of the Credit Facilities, one-quarter of one percent (0.25%) of the aggregate principal amount of the Credit Facilities outstanding immediately prior to the consummation of the Restructuring Transaction.

(iii)                                       In the event the Restructuring Transaction becomes a significant out-of-court restructuring, as determined by both the Company and Piper Jaffray, in their sole discretion, the aggregate Restructuring Transaction Fee shall equal three-quarters of one percent (0.75%) of the aggregate principal amount and accrued but unpaid interest of the Credit Facilities and Senior Notes outstanding immediately prior to the consummation of such Restructuring Transaction.

(iv)                                      for a Restructuring Transaction which is consummated and approved by the court pursuant to a Company proposed plan of reorganization under Chapter 11 of the United States Bankruptcy Code, one percent (1.00%) of the aggregate principal amount and accrued but unpaid interest of the Credit Facilities, Senior Notes and other unsecured debt outstanding immediately prior to the consummation of the Restructuring Transaction.

For purposes of clarity, (i) none of the Restructuring Transaction Fees described in section (b) above shall be due and payable unless and until the completion of a Restructuring Transaction; (ii) if a Restructuring Transaction Fee is due under section b(iii) or b(iv), a Restructuring Transaction Fee will not be due under sections b(i) or b(ii); (iii) if a Restructuring Transaction Fee is due under section b(iii), a Restructuring Transaction Fee will not be due under section b(iv); and (iv) if a Restructuring Transaction Fee is due under section b(iv), a Restructuring Transaction Fee will not be due under section b(iii).  Piper Jaffray shall also be entitled to a Restructuring Transaction Fee if such Restructuring Transaction is consummated within 6 months after the termination of this engagement but only to the extent that the Restructuring Transaction results from negotiations occurring during the term of this engagement.

The Restructuring Transaction Fee shall be earned and payable upon the earlier of (i) the consummation of a Restructuring Transaction under section b(i), (ii) or (iii) above, (ii) obtaining the requisite consents from the requisite constituencies for a “pre-packaged” or pre-negotiated in-court restructuring plan of reorganization or the consents (as evidenced by lock-up agreements from sufficient members of an impaired class of creditors to confirm a plan under section 1129(a) or 1129(b) of the Bankruptcy Code) (a “pre-negotiated plan”) and having such plan of reorganization confirmed by the bankruptcy court or (iii) confirmation of a Chapter 11 plan of reorganization; provided, however, that in the event the Company undertakes an exchange offer exempt from the registration requirements of the Securities Act of 1933, as amended (the “Act”), pursuant to Section 3(a)(9) of the Act (a “3(a)(9) Offer”), we shall have earned the Restructuring Transaction Fee immediately prior to the commencement of such 3(a)(9) Offer, and such fee will be payable (A) 50% on the first date upon which the offering documents are disseminated (the “Mailing Date”) and (B) 50% no later than 60 days after the Mailing Date.

(c)                                  If you implement a debtor-in-possession financing in a Chapter 11 proceeding, and Piper Jaffray is requested to provide and actually provides substantial advisory services in connection with the procurement of the debtor-in-possession financing, we shall be paid a debtor-in-possession financing fee (the “DIP Fee”) equal to 1% of the aggregate amount of the new monies provided to the Company pursuant to the debtor-in-possession facility.  The DIP Fee, if applicable, shall be earned and payable upon the entry of an order by the bankruptcy court approving the DIP financing; and

(d)                                 No fee payable hereunder shall be credited against any other fee due and owing Piper Jaffray for services previously rendered to the Company except as specifically set forth above.

In addition, immediately prior to the commencement of a case by or against you pursuant to the United States Bankruptcy Code, you, unless prohibited by law, shall pay to us (or cause us to be paid) to the extent you shall have had notice of the pending commencement of such case, in cash, all amounts that have been earned but are unpaid to us pursuant to this Agreement on such date, including without limitation, the fees referred to above, as well as pay us for all unreimbursed expenses, as set out below, as of such date.  The Company shall use its commercially reasonable efforts to obtain the entry of an order by such bankruptcy court approving the retention of Piper Jaffray as financial advisor to the Company, in such case on terms substantially similar to those set forth herein.

The Company shall periodically reimburse Piper Jaffray promptly when invoiced for all of our reasonable out-of-pocket expenses, including, without limitation, reasonable fees and disbursements of counsel, travel and lodging expenses, word processing charges, messenger and duplicating services, and database, courier and communication costs, and other customary expenditures in connection with the performance of our services hereunder, regardless of whether or not a Restructuring Transaction occurs; provided, however that such expenses shall not exceed $30,000 in the aggregate without Piper Jaffray’s prior notification to the Company and the Company consenting to such additional expenses.  You understand that your reimbursement of the reasonable fees and disbursements of our counsel will be made on the basis of counsel’s generally applicable rates, which may be higher than the rates that counsel charges us for other matters based on arrangements that we have entered into with such counsel.  Upon termination of this Agreement or completion of a Restructuring Transaction, you shall pay promptly in cash any unreimbursed expenses that have accrued as of such date.  This reimbursement obligation is in addition to the reimbursement of fees and expenses set forth below relating to attendance by us at proceedings or to indemnification and contribution as contemplated elsewhere in this Agreement.

To the extent our personnel assist in, or provide testimony in trial or deposition for any action, suit or proceeding relating to a Restructuring Transaction or our engagement hereunder after the consummation of a Restructuring Transaction or termination of our engagement hereunder, the Company shall pay Piper Jaffray a per person, per diem charge, together with reimbursement of all out-of-pocket expenses and disbursements, including reasonable attorney’s fees and disbursements, for the services of such officers at our customary rates.

INDEMNIFICATION AND CONTRIBUTION

In addition to the payment of fees and reimbursement of expenses provided for above, and regardless if any Restructuring Transaction is consummated, the Company shall agree to indemnify Piper Jaffray with regard to the matters contemplated herein, as set forth in Annex A, attached hereto, which is hereby incorporated into this Agreement by reference and made a part of this Agreement as if fully set forth herein.  Such indemnification shall survive any termination, expiration or completion of this Agreement.

DISCLOSURE OF ADVICE AND INFORMATION

No advice or opinion we render, whether formal or informal, may be disclosed to parties other than our officers, directors, attorneys, accountants and the senior management team of the Company, in whole or in part, or summarized, excerpted from, or otherwise referred to without our prior written consent, which consent shall not be unreasonably withheld.  In addition, except as otherwise contemplated herein, you may not otherwise refer to us without our prior written consent.  If we request, you agree to include a mutually acceptable reference to us in any press release or other public announcement made by you regarding the matters described in this letter.

You will use commercially reasonable efforts to furnish us with all information concerning you which we reasonably deem appropriate for purposes of performing services under this Agreement (the “Information”) and will use commercially reasonable efforts to provide us with access to the your officers, directors, employees, accountants, counsel and other representatives that you reasonably believe to be necessary for this engagement.  You hereby agree and represent that to your actual knowledge, all Information relating to the Company furnished to us will be accurate and complete in all material respects at the time provided, and that, if you are aware of any Information becoming materially inaccurate, incomplete or misleading during the engagement hereunder, you will use commercially reasonable efforts to promptly advise us.  You recognize and confirm that we assume no responsibility for the accuracy and completeness of the Information and will be using and relying upon the Information (and information available from generally recognized public sources) without assuming responsibility for independent verification or independent evaluation of any of the assets or liabilities of the Company.

You agree that we may place advertisements in mailings and financial and other newspapers and journals at our expense describing our services to you for any publicly announced or completed Restructuring Transaction and use your logo, provided that we will not disclose, without your consent, the size of the Restructuring Transaction or proceeds you receive in such advertisements unless such information is already publicly available.

CONFIDENTIALITY

Except as required by law, this Agreement and the services, information and advice to be provided by us hereunder, is for the confidential use of the Board of Directors and senior management of the Company and shall not be disclosed to third parties without our prior written permission.  This agreement supersedes any prior Confidentiality Agreement in place between Piper Jaffray and VICORP Restaurants, Inc.

TERM

The term of this Agreement shall commence on the date hereof and terminate 10 days from the date on which you or us, as the case may be, receives written notice from the other of termination of this engagement.  We may resign at any time and you may terminate Piper Jaffray’s services at any time, each by giving written notice to the other.  If terminated, Piper Jaffray shall be entitled to receive any fees for any monthly period which are due and owing Piper Jaffray upon the effective date of termination; however, such amounts will be prorated for any incomplete monthly period of service, and Piper Jaffray will be entitled to reimbursement for out-of-pocket expenses as described herein.  The indemnity, contribution, exculpation and miscellaneous provisions of this Agreement (including Annex A) shall survive any termination of our engagement under this Agreement.

OTHER MATTERS RELATING TO OUR ENGAGEMENT

You acknowledge that you have retained us solely to provide the services set forth in this Agreement.  In rendering such services, we will act as an independent contractor, and not as an agent or otherwise, and we owe our duties arising out of this engagement solely to the Company.  You acknowledge that nothing in this Agreement is intended to create duties to you or your creditors or securityholders or any third party in connection with our engagement hereunder, all of which are expressly waived, and we and you specifically disclaim the creation of any fiduciary relationship between, or the imposition of any fiduciary duties on, either party.  No one other than the Company is authorized to rely upon the engagement of Piper Jaffray hereunder or any statements, advice, opinions or conduct by Piper Jaffray.  The Company further acknowledges that Piper Jaffray may perform certain of the services described herein through one or more of its affiliates and any such affiliates shall be entitled to the benefit of this Agreement.

The Company agrees that any reference to Piper Jaffray, as financial advisor in any release or communication or materials distributed, is subject to our prior written approval, unless such release or communication is required by law or regulation.  If Piper Jaffray resigns prior to the dissemination of any such release, communication or material, no reference shall be made therein to Piper Jaffray being the Company’s financial advisor at such time.

The Company represents and warrants that it has all requisite power and authority, and all necessary authorizations, to enter into and carry out the terms and provisions of this Agreement and the execution, delivery and performance of this Agreement does not breach or conflict with any agreement, document or instrument to which it is a party or bound.

The Company represents and warrants to Piper Jaffray that there are no brokers, representatives or other persons which have an interest in compensation due to Piper Jaffray from any transaction contemplated herein or which would otherwise be due any fee, commission or remuneration upon consummation of any Restructuring Transaction.

We and our affiliates will not use confidential information obtained from you pursuant to this engagement in connection with the performance by us and our affiliates of services for other companies, and we and our affiliates will not furnish any such information to other companies.  You also acknowledge that we and our affiliates have no obligation to disclose any information acquired in connection with various investment banking and financial advisory relationships with, or services for, other clients and customers, to the Company or to use such information in connection with any transaction contemplated by this Agreement.

You acknowledge that we are not an advisor as to legal, tax, accounting or regulatory matters in any jurisdiction.  You should consult with your own advisors concerning such matters and are responsible for making your own independent investigation and appraisal of the transactions contemplated by this Agreement, and we have no responsibility or liability to you with respect such matters.

MISCELLANEOUS

This Agreement shall be governed by and construed in accordance with the laws of New York, without regard to its conflict of law principles.  You and we hereby waive all right to trial by jury in any action, proceeding, or counterclaim (whether based upon contract, tort or otherwise) in connection with any dispute arising out of this Agreement or any matters contemplated by this Agreement.  This Agreement embodies the entire agreement and understanding between you and us and supersedes all prior agreements and understandings relating to the subject matter of this Agreement, whether oral or written, express or implied.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.  This Agreement and all rights, liabilities and obligations hereunder shall be binding upon and inure to the benefit of each party’s successors but may not be assigned without the prior written approval of the other party.  The descriptive headings of the paragraphs of this Agreement are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.  This Agreement is solely for the benefit of you and us, and no other person (other than the Indemnified Persons set forth in Annex A hereto) shall acquire or have any rights by virtue of this Agreement.

If this letter correctly sets forth the understanding between us, please so indicate by signing on the designated space below and returning a signed copy to us.

Sincerely,

Piper Jaffray & Co.

By /s/ Joseph Radecki
Name Joseph Radecki
Title Managing Director

Agreed to as of the date first above written:

VICORP RESTAURANTS, INC.

By /s/ Kenneth Keymer
Name Kenneth Keymer
Title Chief Executive Officer

Annex A to Engagement Letter

You agree to (i) indemnify and hold harmless us, our affiliates (within the meaning of the Securities Act of 1933), and each of their respective partners, directors, officers, agents, consultants, employees and controlling persons (within the meaning of the Securities Act of 1933) (each of Piper Jaffray and such other person or entity is hereinafter referred to as an “Indemnified Person”), from and against any losses, claims, damages, liabilities and expenses, joint or several, and all actions, inquiries, proceedings and investigations in respect thereof, to which any Indemnified Person may become subject arising out of or in connection with our engagement under or any matter referred to in the agreement to which this Annex A is attached and of which this Annex A forms a part (the “Agreement”), regardless of whether any of such Indemnified Persons is a party thereto, and (ii) periodically reimburse an Indemnified Person for such person’s legal and other expenses as may be incurred in connection with investigating, preparing, defending, paying, settling or compromising any such action, inquiry, proceeding or investigation, whether or not such action, inquiry, proceeding or investigation is initiated or brought by you, your creditors or stockholders, or any other person.  You are not responsible under clause (i) of the foregoing sentence for any losses, claims, damages, liabilities or expenses to the extent that such loss, claim, damage, liability or expense has been finally judicially determined to have resulted primarily and directly from actions taken or omitted to be taken by such Indemnified Person due to such person’s bad faith, gross negligence or willful misconduct.  To the extent that any prior payment you made to an Indemnified Person is so determined to have been improper by reason of such Indemnified Person’s bad faith, gross negligence or willful misconduct, such Indemnified Person shall promptly pay you such amount.

If the indemnity or reimbursement referred to above is, for any reason whatsoever, unenforceable, unavailable or otherwise insufficient to hold each Indemnified Person harmless, you agree to pay to or on behalf of each Indemnified Person contributions for losses, claims, damages, liabilities or expenses so that each Indemnified Person ultimately bears only a portion of such losses, claims, damages, liabilities or expenses as is appropriate (i) to reflect the relative benefits received by each such Indemnified Person, respectively, on the one hand and you and your stockholders on the other hand in connection with the Restructuring Transaction or (ii) if the allocation on that basis is not permitted by applicable law, to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of each such Indemnified Person, respectively, and you as well as any other relevant equitable considerations.  The respective relative benefits received by us and you in connection with any Restructuring Transaction shall be deemed to be in the same proportion as the aggregate fee paid or proposed to be paid to Piper Jaffray in connection with the Restructuring Transaction bears to the aggregate transaction value contemplated by the Restructuring Transaction, whether or not consummated.

Promptly after its receipt of notice of the commencement of any action or proceeding, any Indemnified Person will, if a claim in respect thereof is to be made against you pursuant to this letter, notify you in writing of the commencement thereof; but omission so to notify you will not relieve you from any liability which you may have to any

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Indemnified Person, except your obligations to indemnify for losses, claims, damages, liabilities or expenses to the extent that you suffer actual prejudice as a result of such failure, but shall not relieve you from your obligation to provide reimbursement of expenses and any liability which you may have to an Indemnified Person otherwise than hereunder.  If you so elect, you may assume the defense of such action or proceeding in a timely manner, including the employment of counsel (reasonably satisfactory to us) and payment of expenses, provided you permit an Indemnified Person and counsel retained by an Indemnified Person at its expense to participate in such defense.  Notwithstanding the foregoing, in the event (i) you fail promptly to assume the defense and employ counsel reasonably satisfactory to us, or (ii) the Indemnified Person has been advised by counsel that there exist actual or potential conflicting interests between you or your counsel and such Indemnified Person, an Indemnified Person may employ separate counsel (in addition to  local counsel ) to represent or defend such Indemnified Person in such action or proceeding, and you agree to pay the fees and disbursements of such separate counsel as incurred; provided however, that you shall not, in connection with any one such action or proceeding, or separate but substantially similar actions or proceedings arising out of the same general allegations, be liable for fees and expenses of more than one separate firm of attorneys (in addition to any local counsel).

You will not, without our prior written consent, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought under this agreement, unless such settlement, compromise or consent includes an express, complete and unconditional release of us and each other Indemnified Person from all liability and obligations arising therefrom. Without your prior written consent, which shall not be unreasonably withheld, delayed or conditioned, no Indemnified Person shall settle or compromise any claim for which indemnification or contribution may be sought hereunder.  Notwithstanding the foregoing sentence, if at any time an Indemnified Person requests that you reimburse the Indemnified Person for fees and expenses as provided in this agreement, you agree that you shall be liable for any settlement of any proceeding effected without your prior written consent if (i) such settlement is entered into more than 30 days after receipt by you of the request for reimbursement, and (ii) you shall not have reimbursed the Indemnified Person in accordance with such request prior to the date of such settlement.

You also agree that no Indemnified Person shall have any liability to you or your affiliates, directors, officers, employees, agents, creditors or stockholders, directly or indirectly, related to or arising out of the Agreement or the services performed thereunder, except losses, claims, damages, liabilities and expenses you incur which have been finally judicially determined to have resulted primarily and directly from actions taken or omitted to be taken by such Indemnified Person due to such person’s bad faith, gross negligence or willful misconduct.  In no event, regardless of the legal theory advanced, shall any Indemnified Person be liable for any consequential, indirect, incidental or special damages of any nature.  Your indemnification, reimbursement, exculpation and contribution obligations in this Annex A shall be in addition to any rights that any Indemnified Person may have at common law or otherwise.

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Capitalized terms used, but not defined in this Annex A, have the meanings assigned to such terms in the Agreement.

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